Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

Life Technologies Announces Second Quarter 2013 Results

Revenue increased 1% excluding impact of currency

GAAP earnings per share (EPS) were $0.72, or $0.98 on a Non-GAAP basis

Free Cash Flow of $196 million

CARLSBAD, CA, July 31, 2013 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its second quarter ended June 30, 2013. Revenue for the second quarter was $944 million, a decrease of 1 percent over the $950 million reported for the second quarter of 2012. Excluding the impact of currency, revenue growth for the quarter was 1 percent compared to the same period of the prior year.

“We are pleased to report results that reflect significant growth in Ion Torrent, strength in Applied Sciences and continued stable performance in Research Consumables,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies. “During the quarter, we added to our innovation pipeline, launching novel tools for stem cell research, digital qPCR and Ion Torrent. We continued to expand into growth and emerging markets by acquiring our instrument distributor in South Korea, and by entering into strategic relationships that apply our technologies to therapeutic areas like oncology.”

Lucier continued, “We are actively working with Thermo Fisher to consummate our previously announced transaction. We recently filed our definitive proxy and will be hosting our special meeting of stockholders on August 21, 2013. Both companies remain excited about creating the unrivaled leader in life sciences that will continue to accelerate innovation and better meet the needs of our customers.”

Life Technologies reported results compared to the quarter ended June 30, 2012. Results are non-GAAP unless indicated otherwise. A full reconciliation of non-GAAP to GAAP measures can be found in the tables of today’s press release.

Analysis of Second Quarter 2013 Results

•

Second quarter revenue decreased by 1 percent over the prior year, representing an increase of approximately 1 percent excluding the impact of currency. Revenue growth for the quarter was driven by a significant increase in sales from Ion Torrent, an increase in the Research Consumables business and higher royalties including licensing agreements, partially offset by lower CE for research, SOLiD and Bioproduction sales.

•

Gross margin in the second quarter was 65.9 percent, an increase of approximately 50 basis points over the same period of the prior year that was driven by manufacturing productivity, revenue from licensing agreements and higher realized price, partially offset by product mix with the continued increase in Ion Torrent instrument sales.

•

Operating margin was 27.4 percent in the second quarter, approximately 120 basis points lower than in the same period of the prior year. Operating margin was primarily impacted by increased expenses related to acquisitions and planned investments in Ion Torrent and molecular diagnostics.

•

The Company’s tax rate was 25.0 percent for the second quarter. The rate was lower than in the second quarter of last year due to the reinstatement of the US research tax credit, greater earnings in countries with lower tax rates and the settlement of income tax audits.

•	Second quarter EPS increased 2 percent to $0.98.

•

Diluted weighted shares outstanding were 175.6 million in the second quarter, a decrease of 5.7 million shares over the prior year. The decrease was a result of the share repurchase program, partially offset by shares issued for employee stock plans.

•

Cash flow from operating activities for the second quarter was $219 million. Second quarter capital expenditures were $23 million, resulting in free cash flow of $196 million. The company ended the quarter with $290 million in cash and short-term investments.

Business Group and Regional Highlights

•

Research Consumables revenue was $405 million in the second quarter, an increase of 1 percent compared to the prior year. Excluding the impact of currency, revenue for the business group increased 2 percent primarily due to strong sales from the Company’s fluorescent imaging, stem cell and sample prep products.

•

Genetic Analysis revenue was $341 million in the second quarter, a decrease of 4 percent over the same period last year. Excluding the impact of currency, revenue decreased 2 percent. Results for the quarter were primarily driven by an increase in Ion Torrent sales, offset by lower CE research sales, primarily due to large customer orders in the second quarter of the prior year and an expected decline in SOLiD.

•

Applied Sciences revenue was $198 million in the second quarter, an increase of 2 percent over the prior year. Excluding the impact of currency, revenue increased 4 percent primarily as a result of licensing agreements, partially offset by a decline in the Company’s Bioproduction business due to the timing of customer orders.

•

Regional revenue growth rates excluding currency for the second quarter, compared to the same quarter of the prior year, were as follows: the Americas declined 1 percent, Europe was flat, Asia Pacific grew 4 percent, and Japan grew 6 percent.

Outlook

Given the announcement in April that Life Technologies and Thermo Fisher have entered into a definitive merger agreement under which Thermo Fisher will acquire all of the outstanding shares of Life Technologies for $76.00 per share in cash, the Company is no longer providing quarterly guidance. The Company will continue to provide commentary regarding the impact that fluctuations in currency rates could have on results.

Based on June 30, 2013 rates, currency is expected to have a negative impact of approximately $75 million on revenue and $0.17 on non-GAAP EPS for the full year. This compares to a negative impact of $62 million on revenue and $0.15 on non-GAAP EPS for the full year at March 31, 2013 rates.

Conference Calls

In light of the announced transaction with Thermo Fisher, the Company will no longer hold conference calls for its quarterly and annual earnings. The transaction, which is expected to close early in 2014, is subject to a Life stockholder vote and customary closing conditions, including regulatory approvals.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company that is committed to providing the most innovative products and services to leading customers in the fields of scientific research, genetic analysis and applied sciences. With a presence in more than 180 countries, the company’s portfolio of 50,000 end-to-end solutions are secured by more than 5,000 patents and licenses that span the entire biological spectrum — scientific exploration, molecular diagnostics, 21st century forensics, regenerative medicine and agricultural research. Life Technologies has approximately 10,000 employees and had sales of $3.8 billion in 2012. Visit us at our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company and statements regarding the proposed acquisition of Life Technologies by Thermo Fisher. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; plans and prospects for the company; corporate strategy and performance; and the expected timetable for completing the transaction with Thermo Fisher. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

All products referenced are for Research Use Only and not intended for use in diagnostic procedures, unless otherwise noted.

Non-GAAP Measurements

This discussion includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the three months ended June 30, 2013	For the three months ended June 30, 2012
(unaudited)

Revenues	$945,808	$949,309
Cost of revenues	318,625	328,359
Purchased intangibles amortization	70,865	75,961

Gross profit	556,318	544,989

Gross margin	58.8%	57.4%
Operating expenses:
Selling, general and administrative	276,400	266,049
Research and development	88,559	84,816
Business consolidation costs	28,310	9,429

Total operating expenses	393,269	360,294

Operating income	163,049	184,695
Operating margin	17.2%	19.5%
Interest income	747	515
Interest expense	(27,649)	(29,237)
Other expense, net	(1,912)	(2,600)

Total other expense, net	(28,814)	(31,322)

Income from operations before provision for income taxes	134,235	153,373
Income tax provision	(7,819)	(31,070)

Net income	126,416	122,303
Net loss attributable to non-controlling interests	224	51

Net income attributable to controlling interest	$126,640	$122,354

Effective tax rate	5.8%	20.3%
Numerator for diluted earnings per share	$126,640	$122,354

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.73	$0.69

Diluted earnings per share attributable to controlling interest	$0.72	$0.67

Weighted average shares used in per share calculation:
Basic	172,516	178,168
Diluted	175,559	181,307

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the three months ended June 30, 2013		For the three months ended June 30, 2012
(unaudited)

GAAP net income	$126,416		$122,303

Non-GAAP revenue adjustments
Purchase accounting related adjustments	516		278
Historical portion of licensing settlement	(2,774)		—

Total Non-GAAP revenue adjustments	(2,258	)(1)	278	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	70,865		75,961
Purchase accounting related adjustments	(2,748)		—

Total Non-GAAP cost of revenues and purchased intangible adjustments	68,117	(2)	75,961	(2)

Non-GAAP operating expense adjustments
Purchase accounting related adjustments	1,322		923
Business consolidation costs	28,310		9,429

Total Non-GAAP operating expense adjustments	29,632	(3)	10,352	(3)

Non-GAAP other expense adjustments
Other expense	—		5

Total Non-GAAP other expense adjustments	—		5	(4)

Non-GAAP income tax provision adjustments
Income tax adjustments	(49,498)		(35,053)

Total Non-GAAP income tax provision adjustments	(49,498	)(5)	(35,053	)(5)

Non-GAAP Net Income	$172,409		$173,846
Non-GAAP loss attributable to non-controlling interest	224	(6)	51	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$172,633		$173,897

Non-GAAP Numerator for diluted earnings per share	$172,633		$173,897

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.00		$0.98

Diluted earnings per share attributable to controlling interest	$0.98		$0.96

Weighted average shares used in per share calculation:
Basic	172,516		178,168
Diluted	175,559		181,307

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended June 30, 2013, Non-GAAP earnings resulted in total revenue of $943.6 million, gross profit of $622.2 million with gross margin of 65.9%, operating profit of $258.5 million with operating margin of 27.4%, and an income tax provision of $57.3 million with the Non-GAAP effective tax rate of 25.0% with the above adjustments.

For the three months ended June 30, 2012, Non-GAAP earnings resulted in total revenue of $949.6 million, gross profit of $621.2 million with gross margin of 65.4%, operating profit of $271.3 million with operating margin of 28.6%, and an income tax provision of $66.1 million with the Non-GAAP effective tax rate of 27.6% with the above adjustments.

Notes

(1)	Adjust for historical portion of royalty licensing settlement of $2.8 million for the three months ended June 30, 2013. Add back purchased deferred revenue of $0.5 million and $0.3 million for the three months ended June 30, 2013 and 2012, respectively.

(2)	Add back amortization of purchased intangibles of $70.9 million and amortization of a fair value inventory write-up of $0.7 million, offset by contingent consideration revaluation of $3.4 million for the three months ended June 30, 2013. Add back amortization of purchased intangibles of $76.0 million for the three months ended June 30, 2012.

(3)	Add back contingent consideration revaluation of $1.0 million, depreciation of purchase accounting property, plant, and equipment revaluation of $0.3 million for the three months ended June 30, 2013. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.9 million for the three months ended June 30, 2012. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $28.3 million and $9.4 million for the three months ended June 30, 2013 and 2012, respectively.

(4)	Add back other non-recurring charges for the three months ended June 30, 2012.

(5)	Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the six months ended June 30, 2013	For the six months ended June 30, 2012
(unaudited)

Revenues	$1,908,320	$1,888,423
Cost of revenues	644,639	642,041
Purchased intangibles amortization	143,245	148,066

Gross profit	1,120,436	1,098,316

Gross margin	58.7%	58.2%
Operating expenses:
Selling, general and administrative	547,616	519,447
Research and development	172,106	173,413
Business consolidation costs	54,998	23,696

Total operating expenses	774,720	716,556

Operating income	345,716	381,760
Operating margin	18.1%	20.2%
Interest income	1,217	1,279
Interest expense	(57,014)	(64,975)
Other expense, net	(4,388)	(8,316)

Total other expense, net	(60,185)	(72,012)

Income from operations before provision for income taxes	285,531	309,748
Income tax provision	(38,006)	(54,806)

Net income	247,525	254,942
Net loss attributable to non-controlling interests	311	51

Net income attributable to controlling interest	$247,836	$254,993

Effective tax rate	13.3%	17.7%
Add back interest expense for subordinated debt, net of tax	—	12

Numerator for diluted earnings per share	$247,836	$255,005

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.44	$1.43

Diluted earnings per share attributable to controlling interest	$1.42	$1.40

Weighted average shares used in per share calculation:
Basic	171,661	178,521
Diluted	175,020	182,210

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the six months ended June 30, 2013		For the six months ended June 30, 2012
(unaudited)

GAAP net income	$247,525		$254,942

Non-GAAP revenue adjustments
Purchase accounting related adjustments	857		642
Charges on a discontinued product	—		(457)
Historical portion of licensing settlement	(2,774)		—

Total Non-GAAP revenue adjustments	(1,917	)(1)	185	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	143,245		148,066
Purchase accounting related adjustments	(2,015)		—
Historical portion of licensing settlement	—		(169)

Total Non-GAAP cost of revenues and purchased intangible adjustments	141,230	(2)	147,897	(2)

Non-GAAP operating expense adjustments:
Purchase accounting related adjustments	1,827		1,849
Business consolidation costs	54,998		23,696
Settlement of historical portion of licensing dispute	—		(934)

Total Non-GAAP operating expense adjustments	56,825	(3)	24,611	(3)

Non-GAAP other expense adjustments:
Noncash interest expense charges	—		5,382
Other expense	—		5,302

Total Non-GAAP other expense adjustments	—		10,684	(4)

Non-GAAP income tax provision adjustments:
Income tax adjustments	(85,193	)(5)	(83,128	)(5)

Total Non-GAAP income tax provision adjustments	(85,193)		(83,128)

Non-GAAP Net Income	$358,470		$355,191
Non-GAAP loss attributable to controlling interest	311	(6)	51	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$358,781		$355,242

Add back interest expense for subordinated debt, net of tax	—		12

Non-GAAP Numerator for diluted earnings per share	$358,781		$355,254

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.09		$1.99

Diluted earnings per share attributable to controlling interest	$2.05		$1.95

Weighted average shares used in per share calculation:
Basic	171,661		178,521
Diluted	175,020		182,210

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the six months ended June 30, 2013, Non-GAAP earnings resulted in total revenue of $1.9 billion, gross profit of $1.3 billion with gross margin of 66.1%, operating profit of $541.9 million with operating margin of 28.4%, and an income tax provision of $123.2 million with the Non-GAAP effective tax rate of 25.6% with the above adjustments.

For the six months ended June 30, 2012, Non-GAAP earnings resulted in total revenue of $1.9 billion, gross profit of $1.2 billion with gross margin of 66.0%, operating profit of $554.5 million with operating margin of 29.4%, and an income tax provision of $137.9 million with the Non-GAAP effective tax rate of 28.0% with the above adjustments.

Notes

(1)	Adjust for historical portion of royalty licensing settlement of $2.8 million, and add back purchased deferred revenue of $0.8 million for the six months ended June 30, 2013. Add back purchased deferred revenue of $0.6 million and adjust for revenue related to a discontinued product of $0.5 million for the six months ended June 30, 2012.

(2)	Add back amortization of purchased intangibles of $143.2 million and amortization of a fair value inventory write-up of $1.5 million, offset by contingent consideration revaluation of $3.5 million for the three months ended June 30, 2013. Add back amortization of purchased intangibles of $148.1 million and adjust for $0.2 million related to the historical portion of the settlement of a licensing dispute for the six months ended June 30, 2012.

(3)	Add back contingent consideration revaluation of $1.0 million and depreciation of purchase accounting property, plant, and equipment revaluation of $0.8 million for the six months ended June 30, 2013. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $1.8 million and adjust for compensation cost of $0.9 million related to the historical portion of the settlement of a licensing dispute for the three months ended June 30, 2012. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $55.0 million and $23.7 million for the six months ended June 30, 2013 and 2012, respectively.

(4)	Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the six months ended June 30, 2012.

(5)	Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2013	December 31, 2012
ASSETS	(unaudited)
Current assets:
Cash and short-term investments	$290,379	$276,369
Trade accounts receivable, net of allowance for doubtful accounts	675,725	697,228
Inventories	416,833	403,488
Prepaid expenses and other current assets	299,879	248,154

Total current assets	1,682,816	1,625,239
Long-term assets	6,800,931	7,012,826

Total assets	$8,483,747	$8,638,065

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,208	$253,214
Short-term borrowings	143,000	100,000
Accounts payable, accrued expenses and other current liabilities	787,035	839,137

Total current liabilities	934,243	1,192,351
Long-term debt	2,068,224	2,060,855
Other long-term liabilities	660,928	731,396
Stockholders' equity	4,820,352	4,653,463

Total liabilities and stockholders' equity	$8,483,747	$8,638,065

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
(in thousands)(unaudited)	2013	2012
Net income	$247,525	$254,942
Add back amortization and share-based compensation	188,080	197,206
Add back depreciation	61,681	62,005
Balance sheet changes	(67,091)	(46,413)
Other noncash adjustments	(76,222)	(107,773)

Net cash provided by operating activities	353,973	359,967
Capital expenditures	(46,366)	(49,075)
Proceeds from sale of assets	36,729	328

Free cash flow	344,336	311,220
Net cash used in investing activities	(74,315)	(61,101)
Net cash used in financing activities	(259,346)	(822,918)
Effect of exchange rate changes on cash	(6,122)	(5,995)

Net (decrease) increase in cash and cash equivalents	$4,553	$(578,794)